Exhibit (a)(1)(I)
FORM OF FINAL REMINDER OF EXPIRATION OF EXCHANGE OFFER

FROM:	Chris Kitchen, Executive Vice President, and General Counsel

SUBJECT:	Option Exchange Offer Program Deadline Tomorrow

DATE:	August [15], 2018

This email is to remind you that tomorrow, [Thursday], August [16], 2018 at 11:59 p.m. Eastern Time is the final deadline to elect to participate in the option exchange offer program. If you wish to exchange your eligible options for replacement options, as described in the offering materials, you must complete and deliver your Election Form prior to that deadline if you have not done so already.
There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate. You can view the offering material, which is contained in the Schedule TO we filed with the SEC on July 18, 2018, on the SEC’s website at www.sec.gov or on the investor page of our website at http://www.townsquaremedia.com/equity-investors/sec-filings. The offering material will also explain how to make, change or withdraw your election before the end of the exchange offer.
You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to optionexchange@townsquaremedia.com

•	Via Facsimile: Townsquare Media, Inc., Attn: Chris Kitchen, fax number 1-800-301-6408

•	Via Regular Mail, Overnight Courier or Hand Delivery: Townsquare Media, Inc., 240 Greenwich Avenue, Greenwich, Connecticut 06830, Attn: Chris Kitchen
Your Election Form must be properly completed, signed and received by 11:59 p.m. Eastern Time, on August [16], 2018. To obtain another copy of an Election Form, please email optionexchange@townsquaremedia.com. Your participation in the exchange offer program is completely voluntary, and you are not obligated to participate. Any eligible options you do not elect to exchange generally will remain subject to their present terms.
If you have any questions about the exchange offer program, you may also send an email with your question(s) to optionexchange@townsquaremedia.com.